Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 2, 2020 relating to the consolidated financial statements of Customers Bancorp, Inc. and subsidiaries and the effectiveness of Customers Bancorp, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Customers Bancorp, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

June 19, 2020